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                                                                Exhibit (a)(10)

THE EMERGING MARKETS INFRASTRUCTURE FUND, INC.
One Citicorp Center
153 East 53rd Street
New York, New York 10022


                         EMERGING MARKETS INFRASTRUCTURE
                                      FUND
                         ANNOUNCES FINAL RESULTS OF TENDER
                                      OFFER


         For Immediate Release

JULY 1, 1999

CONTACT:    INVESTOR RELATIONS
            CREDIT SUISSE ASSET MANAGEMENT (FORMERLY BEA ASSOCIATES) 1-800-293-1232

         NEW YORK--July 1, 1999--The Emerging Markets Infrastructure Fund, Inc. (the "Fund") today announced the final results of its tender offer for up to 3,011,714 shares of common stock which terminated on June 25, 1999. The number of shares properly tendered and not withdrawn was 11,475,060. The final pro-ration factor is 26.134495%. Accordingly, the Fund will purchase 3,011,714 shares at a price of $ 10.62 per share.


The Fund will purchase all shares of shareholders owning fewer than 100 shares (odd-lot holders) and other tendering shareholders will be permitted to sell 26.134495% of the shares tendered.

The Fund expects that the depositary will begin issuing payment for the shares on Tuesday, July 6, 1999

The Fund is a closed-end management investment company that seeks high total return through long-term capital appreciation by investing primarily in equity securities issued by infrastructure companies in emerging countries. The Fund is traded on the New York Stock Exchange under the trading symbol "EMG". The Fund's investment adviser is Credit Suisse Asset Management.


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Periodically updated information on the Fund can be obtained by calling the
Fund's toll free number 1-800-293-1232 or by consulting the Fund's website www.cefsource.com.

Any questions or requests for assistance with respect to the tender offer may be directed to Georgeson & Company, Inc., the Information Agent for the offer, toll free at (800) 223-2064 or collect at (212) 440-9800.







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